ADVISORY FEE WAIVER AGREEMENT

Iman Fund
8925 South Kostner Avenue
Hometown, IL 60456

April 29, 2024

Allied Asset Advisors, Inc.
8925 South Kostner Avenue
Hometown, IL 60456

Ladies and Gentlemen:

Allied Asset Advisors, Inc. (the “Adviser”) hereby agrees, for the period beginning on the effective date of the post-effective amendment to the registration statement for Iman Fund (the “Fund”) to be filed in September 2024 in connection with the annual update of the Fund’s registration statement (such date, the “Start Date”) until the date that is two years after the Start Date (such period, the “Limitation Period”), to reduce the annual rate of its advisory fee payable under the Investment Advisory Agreement, dated August 26, 2008, between the Adviser and Allied Asset Advisors Funds (the “Trust”) on behalf of the Fund from the annual rate of 1.00% of the Fund’s daily average net assets set forth in such Investment Advisory Agreement to an annual rate of 0.70% of the Fund’s daily average net assets as set forth in this Advisory Fee Waiver Agreement (this “Agreement”).

The Adviser understands and intends that the Fund will rely on this Agreement in preparing and filing its annual report on Form N-CSR as well as its registration statement on Form N-1A, and any amendments thereto, and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of Illinois and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period, and this Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.
Very truly yours,

Allied Asset Advisors Funds

By: /s/ Bassam Osman______________
Name: Bassam Osman
Title: President

Allied Asset Advisors, Inc.

By: /s/ Bassam Osman_____________
Name: Bassam Osman
Title: President

[Signature Page to Advisory Fee Waiver Agreement]